February  11, 2005

ORBIMAGE Inc.
21700 Atlantic Boulevard
Dulles, Virginia 20166

Re:	Registration Statement No. 333-122493; 3,258,406 Investment Units, each consisting of one share of common stock, par value $0.01 per share, and one warrant to purchase one share of common stock of ORBIMAGE Inc.

Ladies and Gentlemen:

     We have acted as special counsel to ORBIMAGE Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to of 3,258,406 investment units (the “Investment Units”), each consisting of one share of common stock of the Company (collectively, the “Shares”), par value $0.01 per share (the “Common Stock”), and one warrant (collectively, the “Warrants”) to purchase one share of Common Stock, pursuant to a registration statement on Form S—1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2005 (File No. 333-122493), as may be amended (the “Registration Statement”), and a prospectus dated February 11, 2005 (the “Prospectus”). The Warrants will be issued pursuant to, and will be governed by, a warrant agreement to be entered into between the Company and the Bank of New York, as Warrant Agent (the “Warrant Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and, other than as expressly set forth herein, no opinion is expressed as to any matter pertaining to the contents of the Registration Statement or Prospectus.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Investment Units will be timely completed in the manner proposed, and (b) relied upon the certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

     We are opining herein as to the effect on the Investment Units, the Shares, the Warrants and the shares of Common Stock issuable upon conversion of the Warrants (the “Warrant

February 11, 2005

Shares”) only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws.

     Subject to the foregoing, it is our opinion that as of the date hereof:

     1. The Shares and the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, in the case of the Shares, or, the Warrant Agreement, in the case of the Warrant Shares, will be validly issued, fully paid and nonassessable.

     2. The Investment Units have been duly authorized by all necessary corporate action of the Company.

     3. The Warrants, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be duly authorized and validly issued.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP